Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated July 12, 2013

$[—] Callable Contingent Coupon Notes due July , 2015 Linked to the Market Vectors® Gold Miners ETF Global Medium-Term Notes, Series A, No. E-8048

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	July , 2013

Issue Date:	July , 2013

Final Valuation Date*:	July , 2015

Maturity Date**:	July , 2015

Reference Asset:	The Market Vectors® Gold Miners ETF (the “ETF”) (Bloomberg ticker symbol “GDX UP<Equity>”).

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Contingent Coupon:

On each quarterly Contingent Coupon Payment Date, unless the Notes have been previously redeemed (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive a quarterly contingent coupon equal to at least 3.25%† (at least 13.00%† per annum) of the principal amount of your Notes if and only if the Closing Price of the Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Price. If the Closing Price of the Reference Asset on a quarterly Valuation Date is less than its Coupon Barrier Price, you will not receive a contingent coupon on the related quarterly Contingent Coupon Payment Date, and if the Closing Price of the Reference Asset is less than its Coupon Barrier Price on all Valuation Dates, you will not receive any contingent coupon payments over the term of the Notes.

†   The actual quarterly contingent coupon will be set on the Initial Valuation Date and will not be less than 3.25% (13.00% per annum) of the principal amount of your Notes.

Valuation Dates:	October , 2013, January , 2014, April , 2014, July , 2014, October , 2014, January , 2015, April , 2015 and the Final Valuation Date, subject to postponement for certain market disruption events.

Contingent Coupon Payment Dates:***	The contingent coupon payment date for any Valuation Date will be the fifth Business Day after such Valuation Date, except that the contingent coupon payment date for the Final Valuation Date will be the Maturity Date.

Early Redemption at the Option of the Issuer:	The Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price set forth below on any quarterly Contingent Payment Day, provided the Issuer gives at least five Business Days’ prior written notice to the trustee. If the Issuer exercises its redemption option, the quarterly Contingent Coupon Payment Date on which the Issuer so exercises the redemption option will be referred to as the “Early Redemption Date”.

Redemption Price:	If the Issuer exercises its redemption option, you will receive on the applicable Early Redemption Date a cash payment equal to 100% of the principal amount of your Notes together with any Contingent Coupon payment that may be due on such date.

Physical Settlement at the Option of the Issuer:	If a Knock-In Event occurs AND we have elected to exercise our physical settlement option, you will receive on the Maturity Date an amount of shares of the Reference Asset equal to the Physical Delivery Amount (and, if applicable, a cash payment in respect of the Fractional Share Amount) as described below under “Payment at Maturity”.

[Terms of Notes continue on next page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.50%	98.50%
Total	$[—]	$[—]	$[—]	$[—]

†	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $937.50 and $959.40 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 1.50% of the principal amount of the notes, or $15.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-11 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Payment at Maturity:

If your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions, you will receive (subject to our credit risk) on the Maturity Date, in addition to any Contingent Coupon that may be due on such date, a payment determined as follows:

•       If a Knock-In Event does not occur, you will receive a cash payment of $1,000 per $1,000 principal amount Note;

•       If (i) a Knock-In Event occurs AND (ii) we have not elected to exercise our physical settlement option, you will receive an amount in cash calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Reference Asset Return]

•       If (i) a Knock-In Event occurs AND (ii) we have elected to exercise our physical settlement option, you will receive (a) an amount of shares of the Reference Asset equal to the Physical Delivery Amount and (b) a cash payment equal to the Fractional Share Amount times the Final Price

If a Knock-In Event occurs, you will lose some or all of the principal amount of your Notes. If a Knock-In Event occurs and we have not elected to exercise our physical settlement option, the portion of your principal that you receive at maturity will be fully exposed to any decline from the Initial Price to the Final Price. If a Knock-In Event occurs and we have exercised our physical settlement option, the market value of the shares of the Reference Asset that you receive is expected to be substantially less than the value of your original investment.

Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:****	$[—], which is the Closing Price of the Reference Asset on the Initial Valuation Date

Final Price:****	The Closing Price of the Reference Asset on the Final Valuation Date

Coupon Barrier Price****:	$[—], the Initial Price multiplied by 66.00% rounded to the nearest cent

Knock-In Barrier Price:****	$[—], the Initial Price multiplied by 66.00% rounded to the nearest cent

Knock-In Event:	A Knock-In Event occurs if, as determined by the Calculation Agent, the Final Price of the Reference Asset is less than the Knock-In Barrier Price.

Physical Delivery Amount:****	[—], which is a number of shares of the Reference Asset equal to $1,000 divided by the Initial Price, rounded down to the nearest whole number.

Fractional Share Amount:****	[—], which is equal to the number of fractional shares of the Reference Asset resulting from dividing $1,000 by the Initial Price.

Closing Price:

With respect to the Reference Asset on a Trading Day, the official closing price per share of the Reference Asset as displayed on Bloomberg Professional® service page “GDX UP<Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of the Reference Asset will be based on the alternate calculation as described in “Reference Assets—Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

Trading Day:	A day, as determined by the Calculation Agent, on which the primary exchange or market of trading for shares of the Reference Asset are open for trading and trading is generally conducted on such market or exchange.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally, are authorized or obligated by law or executive order to close.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741J3K3 and US06741J3K32

*	Subject to postponement in the event of a market disruption event, as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event as described under “Terms of the Notes – Maturity Date” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.
***	If such day is not a Business Day, payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment.
****	Subject to adjustment as described under “Reference Assets—Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”.

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Initial Valuation Date”) based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-11 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

Hypothetical Examples of Quarterly Contingent Coupon Payments that May Be Payable During the Term of the Notes

The payment of a quarterly Contingent Coupon on any quarterly Contingent Coupon Payment Date will be dependent on the Closing Price of the Reference Asset on the related Valuation Date relative to its Coupon Barrier Price. If the Closing Price of the Reference Asset on a Valuation Date is less than its Coupon Barrier Price, then there will not be a quarterly Contingent Coupon made on the corresponding quarterly Contingent Coupon Payment Date. Alternatively, if the Closing Price of the Reference Asset on such Valuation Date is greater than or equal to its corresponding Coupon Barrier Price, then a quarterly Contingent Coupon will be made on the corresponding quarterly Contingent Coupon Payment Date. If the Closing Price of the Reference Asset on each Valuation Date is less than its Coupon Barrier Price, then no quarterly Contingent Coupon Payments will be made over the term of the Notes. If the Issuer exercises the “Early Redemption at the Option of the Issuer”, then no Contingent Coupons will be payable following the date of such exercise.

Quarterly Contingent Coupon Calculations

Step 1: Determine Whether the Closing Price of the Reference Asset on the Valuation Date is Greater than or Equal to its Coupon Barrier Level.

The Calculation Agent will take the Closing Price of the Reference Asset on the Valuation Date and evaluate it relative to its Coupon Barrier Price (that is, whether the Closing Price on that day is greater than or equal to its applicable Coupon Barrier Price). If the Closing Price of the Reference Asset is greater than or equal to its Coupon Barrier Price, a quarterly Contingent Coupon will be due (as calculated in Step 2 below) and payable on the corresponding quarterly Contingent Coupon Payment Date. If the Closing Price of the Reference Asset is less than the Coupon Barrier Price of such Reference Asset, then no quarterly Contingent Coupon will be due on the corresponding quarterly Contingent Coupon Payment Date.

Step 2: Calculate the Quarterly Contingent Coupon Payment, if Any:

If on the respective Valuation Date, the Closing Price of the Reference Asset is greater than or equal to its Coupon Barrier Price, we will pay a quarterly Contingent Coupon equal to at least 3.25% (at least 13.00% per annum) of the stated principal amount; otherwise no quarterly Contingent Coupon will be due on the corresponding quarterly Contingent Coupon Payment Date. The quarterly Contingent Coupon will be calculated as follows:

$1,000 × 3.25%= $32.50

No adjustments to the amount of the quarterly Contingent Coupon will be made in the event a quarterly Contingent Coupon Payment Date is not a Business Day. Payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date.

The tables and examples below illustrate the determination as to whether a quarterly Contingent Coupon will be made with respect to a series of 8 hypothetical Valuation Dates. The hypothetical examples set forth below are based on the following additional assumptions: a quarterly Contingent Coupon equal to at least 3.25% (at least 13.00% per annum) of the stated principal amount; the Coupon Barrier Price is equal to 66.00% of the Initial Price; the Notes are held until the Maturity Date and the Issuer has not exercised the “Early Redemption at the Option of the Issuer”; and no Market Disruption Event with respect to the Reference Asset has occurred or is continuing on any Valuation Date, including the Final Valuation Date. Numbers in the table and examples below have been rounded for ease of analysis. The examples below also do not take into account the effects of applicable taxes.

Table 1 During the Term of the Notes, On Certain Valuation Dates, the Closing Price of the Reference Asset has been Less Than its Coupon Barrier Price and on Certain Valuation Dates, the Closing Price of the Reference Asset has been Greater than or Equal to its Coupon Barrier Price. As a Result, During the Term of the Notes on Certain Valuation Dates a Quarterly Contingent Coupon Will Be Due (on the Related Contingent Coupon Payment Date) and On Other Valuation Dates, No Quarterly Contingent Coupon Will Be Due.

Valuation Dates	Is the Closing Price of the Reference Asset Below its Coupon Barrier Price?[1]	Will a Contingent Coupon be Due on the related Contingent Coupon Payment Date?[2]	Contingent Coupon Payment (per $1,000 principal amount)[3]
First	No	Yes	$32.50
Second	Yes	No	$0.00
Third	Yes	No	$0.00
Fourth	No	Yes	$32.50
Fifth	Yes	No	$0.00
Sixth	No	Yes	$32.50
Seventh	Yes	No	$0.00
Eighth (Final Valuation Date)	No	Yes	$32.50

PPS-5

During the Term of the Notes, the Total Contingent Coupon Payments received per Note: $130.00

[1]	The Coupon Barrier Price is equal to 66.00% of its Initial Price.
[2]	A quarterly Contingent Coupon will be due if the Closing Price of the Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Price.
[3]	The quarterly Contingent Coupon payment per Note equals 3.25% (13.00% per annum) of the $1,000 principal amount.

Table 2 With Respect to Each Valuation Date, the Closing Price of the Reference Asset Has Been Greater than or Equal to its Coupon Barrier Price. This Example Illustrates the Maximum Possible Contingent Coupon Payments that Would be Due During the Term of the Notes.

Valuation Dates	Is the Closing Price of the Reference Asset Below its Coupon Barrier Price?[1]	Will a Contingent Coupon be Due on the related Contingent Coupon Payment Date?[2]	Contingent Coupon Payment (per $1,000 principal amount)[3]
First	No	Yes	$32.50
Second	No	Yes	$32.50
Third	No	Yes	$32.50
Fourth	No	Yes	$32.50
Fifth	No	Yes	$32.50
Sixth	No	Yes	$32.50
Seventh	No	Yes	$32.50
Eighth (Final Valuation Date)	No	Yes	$32.50

During the Term of the Notes, the Total Contingent Coupon Payments received per Note: $260.00

[1]	The Coupon Barrier Price is equal to 66.00% of its Initial Price.
[2]	A quarterly Contingent Coupon will be due if the Closing Price of the Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Price.
[3]	The quarterly Contingent Coupon payment per Note equals 3.25% (13.00% per annum) of the $1,000 principal amount.

Table 3 With Respect to Each Valuation Date, the Closing Price of the Reference Asset Has Been Less than its Coupon Barrier Price. This Example Illustrates the Minimum Possible Contingent Coupon Payments that Would be Due During the Term of the Notes, Which is $0.00.

Valuation Dates	Is the Closing Price of the Reference Asset Below its Coupon Barrier Price?[1]	Will a Contingent Coupon be Due on the related Contingent Coupon Payment Date?[2]	Contingent Coupon Payment (per $1,000 principal amount)[3]
First	Yes	No	$0.00
Second	Yes	No	$0.00
Third	Yes	No	$0.00
Fourth	Yes	No	$0.00
Fifth	Yes	No	$0.00
Sixth	Yes	No	$0.00
Seventh	Yes	No	$0.00
Eighth (Final Valuation Date)	Yes	No	$0.00

During the Term of the Notes, the Total Contingent Coupon Payments received per Note: $0.00

[1]	The Coupon Barrier Price is equal to 66.00% of its Initial Price.
[2]	A quarterly Contingent Coupon will be due if the Closing Price of the Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Price.
[3]	The quarterly Contingent Coupon payment per Note equals 3.25% (13.00% per annum) of the $1,000 principal amount.

PPS-6

Hypothetical Examples of Payments Due at Maturity Assuming a Range of Reference Asset Returns

The following table illustrates a hypothetical range of payments at maturity (excluding the final contingent coupon payment that may be due on the Notes) assuming a range of Reference Asset Returns. The hypothetical examples set forth below are for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes. These examples also make the following assumptions:

•	Initial Price of the Reference Asset: $23.19

•	Knock-in Barrier Price: $15.31 (which is 66.00% of the assumed Initial Price set forth above, rounded to the nearest cent)

•	Physical Delivery Amount: 43 shares (which is equal to $1,000 divided by the assumed Initial Price set forth above, rounded down to the nearest whole share)

•

Fractional Share Amount: 0.12204 (which is the amount of fractional shares resulting from dividing $1,000 by the assumed Initial Price set forth above). In lieu of any fractional share amount that you would otherwise receive in respect of any Note, at maturity investors will receive an amount in cash equal to the value of such fractional share based on the Final Price.

•	The Notes are not redeemed by us prior to maturity, as described under “Early Redemption at the Option of the Issuer” on the cover page of this preliminary pricing supplement.

Final Price ($)	Reference Asset Return	Payment at Maturity (per $1,000 principal amount Note)*	Physical Delivery Amount (per $1,000 principal amount Note)	Cash Value of Fractional Share Amount (per $1,000 principal amount Note)
46.38	100.00%	$1,000.00	N/A	N/A
44.06	90.00%	$1,000.00	N/A	N/A
41.74	80.00%	$1,000.00	N/A	N/A
39.42	70.00%	$1,000.00	N/A	N/A
37.10	60.00%	$1,000.00	N/A	N/A
34.79	50.00%	$1,000.00	N/A	N/A
32.47	40.00%	$1,000.00	N/A	N/A
30.15	30.00%	$1,000.00	N/A	N/A
27.83	20.00%	$1,000.00	N/A	N/A
25.51	10.00%	$1,000.00	N/A	N/A
24.35	5.00%	$1,000.00	N/A	N/A
23.19	0.00%	$1,000.00	N/A	N/A
22.03	-5.00%	$1,000.00	N/A	N/A
20.87	-10.00%	$1,000.00	N/A	N/A
19.71	-15.00%	$1,000.00	N/A	N/A
18.55	-20.00%	$1,000.00	N/A	N/A
16.23	-30.00%	$1,000.00	N/A	N/A
15.31	-34.00%	$1,000.00	N/A	N/A
13.91	-40.00%	$600.00	43***	$1.70
11.60	-50.00%	$500.00	43***	$1.42
9.28	-60.00%	$400.00	43***	$1.13
6.96	-70.00%	$300.00	43***	$0.85
4.64	-80.00%	$200.00	43***	$0.57
2.32	-90.00%	$100.00	43***	$0.28
0.00	-100.00%	$0.00	0	$0.00

*	Excluding the final contingent coupon payment that may be due on the Notes.
**	Assumes that we have not elected to exercise our physical settlement option, as described on the cover page of this preliminary pricing supplement.
***	Assumes that we have elected to exercise our physical settlement option at maturity and, as such, in lieu of a cash payment at maturity, investors will receive (per Note) a number of whole shares equal to $1,000 divided by the assumed Initial Price set forth above, rounded down to the nearest whole share. In addition, investors will receive the cash value of any fractional share amount.

PPS-7

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Reference Asset increases from an Initial Price of $23.19 to a Final Price of $24.35.

Because the Final Price is greater than the Knock-In Barrier Price, a Knock-In Event does not occur. The investor will receive at maturity, in addition to the final Contingent Coupon, a cash payment of $1,000 per $1,000 principal amount Note.

Example 2: The Reference Asset decreases from an Initial Price of $23.19 to a Final Price of $20.87.

Although the Final Price is less than the Initial Price, the Final Price is above the Knock-In Barrier Price. Because the Final Price is above the Knock-In Barrier Price, a Knock-In Event does not occur. Accordingly, investor will receive at maturity, in addition to final Contingent Coupon, a cash payment of $1,000 per $1,000 principal amount Note.

Example 3: The Reference Asset decreases from an Initial Price of $23.19 to a Final Price of $11.60 (resulting in the occurrence of a Knock-In Event) and we do not exercise our option to physically settle the Notes.

Because the Final Price is less than the Knock-In Barrier Price, a Knock-In Event has occurred. Accordingly, assuming that we have not exercised our option to physically settle the Notes, the investor receives a cash payment at maturity of $500.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -50.00%] = $500.00

Example 4: The Reference Asset decreases from an Initial Price of $23.19 to a Final Price of $11.60 (resulting in the occurrence of a Knock-In Event) and we exercise our option to physically settle the Notes.

Because the Final Price is less than the Knock-In Barrier Price, a Knock-In Event has occurred. Accordingly, assuming that we exercise our option to physically settle the Notes, the investor receives at maturity (in addition to the final contingent coupon payment), for each $1,000 principal amount Note that they hold, 43 shares of the Reference Asset (equal to the Physical Delivery Amount) plus a cash payment of $1.42 (equal to the Fractional Share Amount times the Final Price).

SELECTED PURCHASE CONSIDERATIONS

•

Market Disruption Events and Adjustments—The Valuation Dates, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the ETF as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”; and

•

For a description of further adjustments that may affect the ETF, see “Reference Assets—Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”.

•

Exposure to the Reference Asset—The payment at maturity on your Notes is linked to the performance of the ETF. The ETF is designed to track, before fees and expenses, the performance of the NYSE Arca Gold Miners Index (the “Underlying Index”). For more information, please see “Description of the ETF” in this preliminary pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing executory contract with respect to the Reference Asset.

PPS-8

If your Notes are properly treated as a contingent income-bearing executory contract, it would be reasonable (i) to treat any Contingent Coupons you receive on the Notes as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize capital gain or loss upon the sale, redemption or maturity of your Notes (subject to the discussion below regarding the receipt of shares of the Reference Asset at maturity) in an amount equal to the difference (if any) between the amount you receive at such time (other than amounts attributable to a Contingent Coupon) and your basis in the Notes for U.S. federal income tax purposes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. Moreover, in the event you receive shares of the Reference Asset upon the maturity of the Notes, such loss may be deferred (as described in the following paragraph).

If you receive shares of the Reference Asset upon the maturity of your Notes, it is not clear whether the receipt of shares of the Reference Asset should be treated as (i) a taxable settlement of the Notes followed by a purchase of the shares or (ii) a tax-free purchase of the shares pursuant to the original terms of the Notes. Accordingly, you should consult your tax advisor about the tax consequences to you of receiving shares of the Reference Asset upon the maturity of your Notes. If the receipt of shares is treated as a taxable settlement of the Notes followed by a purchase of shares, you should (i) recognize capital loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the Fractional Share Amount, if any, and your tax basis in the Notes, and (ii) take a basis in such shares in an amount equal to their fair market value at such time. If, alternatively, the receipt of shares of the Reference Asset upon the maturity of your Notes is treated as a tax-free purchase of shares, (i) the receipt of shares of the Reference Asset upon maturity of your Notes should not give rise to the current recognition of loss at such time, (ii) you should take a carryover basis in such shares equal to the basis you had in your Notes (determined as described below, less the basis attributable to a fractional share, if any), and (iii) if you receive the Fractional Share Amount upon the stock settlement of such Notes, you should recognize short-term capital loss equal to the difference between the amount of cash you receive and your tax basis in the fractional share. In general, your tax basis in your Notes will be equal to the price you paid for the Notes. Your holding period in the shares you receive upon the maturity of your Notes will begin on the day after you receive such shares. Because the tax consequences of owning shares of the Reference Asset may be complex, if you receive shares of the Reference Asset upon the maturity of your Notes, you should consult your tax advisor as to the tax consequences.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in these preliminary terms is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Coupons (if any) that are paid on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Asset that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

PPS-9

In addition, it is possible that (i) you should not include the Contingent Coupons (if any) in income as you receive them and instead you should reduce your basis in your Notes by the amount of the Contingent Coupons that you receive; (ii) you should not include the Contingent Coupons (if any) in income as you receive them and instead, upon the sale, redemption or maturity of your Notes, you should recognize short-term capital gain or loss in an amount equal to the difference between (a) the amount of the Contingent Coupons paid to you over the term of the Notes (including any Contingent Coupon received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to the Contingent Coupons to be paid on the Notes) and (b) the excess (if any) of (1) the amount you paid for your Notes over (2) the amount of cash you receive upon the sale, redemption or maturity (excluding any Contingent Coupon received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to the Contingent Coupons to be paid on the Notes); or (iii) if a Contingent Coupon is paid at redemption or maturity, such Contingent Coupon should not separately be taken into account as ordinary income but instead should increase the amount of capital gain or decrease the amount of capital loss that you recognize at such time.

Furthermore, it is also possible that the Notes could be treated as notional principal contracts that are comprised of a swap component and a loan component. If the Notes were treated as notional principal contracts, you could be required to accrue income over the term of your Notes in respect of the loan component (which may exceed the Contingent Coupons, if any, that are paid on the Notes), and any gain or loss that you recognize upon the maturity of your Notes would likely be treated as ordinary income or loss.

You should consult your tax advisor with respect to these possible alternative treatments.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in these preliminary terms.

Medicare Tax. As discussed under “Certain U.S. Federal Income Tax Considerations—Medicare Tax” in the accompanying prospectus supplement, certain U.S. holders will be subject to a 3.8% Medicare tax on their “net investment income” if their modified adjusted gross income for the taxable year is over a certain threshold. Net investment income will include any gain that a U.S. holder recognizes upon the sale, redemption or maturity of the Notes, unless such income is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). It is not clear, however, whether the Medicare tax would apply to any Contingent Coupons that you receive on the Notes, unless such Contingent Coupons are derived in the ordinary course of the conduct of a trade or business (in which case the Contingent Coupons should be treated as net investment income if they are derived in a trade or business that consists of certain trading or passive activities and should otherwise not be treated as net investment income). Accordingly, U.S. holders that do not hold the Notes in the ordinary conduct of a trade or business should consult their tax advisors regarding the application of the Medicare tax to the Contingent Coupons.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

PPS-10

In addition, the Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2013. You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Significant Loss; No Principal Protection—The Notes do not guarantee any return of principal. If the Final Price of the Reference Asset is less than the Knock-In Barrier Price, a Knock-In Event will occur. If a Knock-In Event occurs and we do not exercise our option to physically settle your Notes, the amount of your principal that you receive at maturity will be fully exposed to the decline of the Reference Asset from the Initial Price to the Final Price. If a Knock-In Event occurs and we exercise our option to physically settle your Notes, you will receive an amount of shares of the Reference Asset with a market value that is expected to be substantially less than the Initial Price of your investment. As such, you may lose some or all of your investment in the Notes.

•

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price on any quarterly Contingent Coupon Payment Date during the term of the Notes, provided the Issuer provides at least five Business Days’ prior written notice to the trustee. If the Issuer exercises its redemption option, you will receive on the applicable Early Redemption Date a cash payment equal to 100% of the principal amount of your Notes together with any Contingent Coupon that may be due on such date. This amount may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the Early Redemption Date. The Issuer’s right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold. The Issuer’s election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

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You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, you will not receive more than the principal amount of your Notes, even if the Reference Asset Return is positive. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the Contingent Coupon payments, if any, paid during the term of the Notes.

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Potential Return Limited to the Quarterly Contingent Coupon Payments; No Guarantee of Interest Payments—The return on the Note is limited to the quarterly Contingent Coupons payment(s), if any, that may be due during the term of the Notes. You will not participate in any appreciation in the value of the Reference Asset. Moreover, a quarterly Contingent Coupon will not be due on any quarterly Contingent Coupon Payment Date if the Closing Price of Reference Asset is below its Coupon Barrier Price on the respective Valuation Date. Therefore, it is possible that you will not receive any Contingent Coupon payments during the term of the Notes. As such, the term of the Notes differ from those of conventional debt securities that provide for fixed or guaranteed interest payments during their term.

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The Determination of Whether a Knock-In Event Occurs is Not Based on the Price of the Reference Asset at any Time Other than the Closing Price on the Final Valuation Date—A Knock-In Event occurs if the Final Price of the Reference Asset is below its Knock-In Barrier. The determination of whether a Knock-In Event occurs is therefore not based on any price of the Reference Asset at any time other than the Closing Price on the Final Valuation Date. If the price of the Reference Asset drops precipitously on the Final Valuation Date such that a Knock-In Event occurs, the value of the payment at maturity on your Notes that you receive (whether in the form of a cash payment or shares of the Reference Asset), if any, will be significantly less than it would have been had your payment at maturity been linked to the price of the Reference Asset at a time prior to such drop.

PPS-11

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC was to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF or stocks included in the Underlying Index would have.

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Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

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No Direct Exposure to Fluctuations in Foreign Exchange Rates—Stocks included in the Underlying Index may be issued by foreign companies. The value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of the Underlying Index are denominated, although any currency fluctuations could affect the performance of the stocks comprising the Underlying Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

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Risks of Investing in Foreign Securities—The Notes are linked to ETF and, therefore, are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities of non-U.S. issuers involve risks beyond those associated with investments in U.S. securities. These additional risks include greater market volatility, the availability of less reliable financial information, higher transactional and custody costs, taxation by foreign governments, decreased market liquidity and political instability. Because the ETF may invest in securities denominated in foreign currencies and some of the income received by the ETF generally will be in foreign currencies, changes in currency exchange rates may negatively impact the ETF’s return. In addition, the ETF may invest in depositary receipts which involve similar risks to those associated with investments in foreign securities.

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The Stocks in Which the ETF Generally Invests are Concentrated in One Industry—As described below under “Description of the ETF”, the ETF is designed to replicate, as closely as possible, before fees and expenses, the Underlying Index. In order to achieve its objective, under normal market conditions, the ETF generally invests at least 80% of its assets in securities comprising the Underlying Index. All of the stocks included in the Underlying Index are issued by companies involved primarily in the mining for gold. As a result, the stocks that will, under normal market conditions, determine the performance of the ETF are concentrated in one sector.

Although an investment in the Notes will not give holders any ownership or other direct interests in the stocks comprising the ETF, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in the gold mining industry, as described below. Accordingly, by investing in the Notes, holders will not benefit from the diversification that could result from an investment linked to companies that operate in multiple sectors.

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The Performance of the ETF is Generally Linked to the Performance of the Gold Mining Industry, and Adverse Conditions in the Gold Mining Industry May Adversely Affect the Value of Your Notes—Under normal market conditions, the ETF invests at least 80% of its assets in companies in the gold mining industry. The profitability of these companies depends on many complex and interrelated factors, including, among others, fluctuations in the market price of gold. Any adverse developments in the metals and mining industry resulting from such factors may have a negative effect on the value of your Notes.

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The ETF Does Not Measure the Performance of Gold Bullion—As described above, the ETF measures the performance of shares of primarily gold mining companies and not gold bullion. Therefore, the ETF may under- or over-perform gold bullion over the short-term or the long-term.

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The value of the ETF to which your Notes is linked is subject to:

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

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Derivatives risk. The ETF may invest in futures contracts, options on futures contracts, options, swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

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The ETF May Underperform the Underlying Index—The performance of the ETF may not replicate the performance of, and may underperform, the Underlying Index. ETFs will reflect transaction costs and fees that will reduce their relative performances. Moreover, it is also possible that the ETFs may not fully replicate or may, in certain circumstances, diverge significantly from the performance of their respective underlying assets or indices. Because the return on your Notes is linked to the performance of the ETF and not its underlying assets, the return on your Notes may be less than that of an alternative investment linked directly to the underlying assets of the ETF or the stocks comprising the Underlying Index.

PPS-12

•

Adjustments to the ETF (or the Underlying Index) Could Adversely Affect the Value of the Notes—Those responsible for calculating and maintaining the ETF (or the Underlying Index) can add, delete or substitute the components of the ETF (or the Underlying Index), or make other methodological changes that could change the value of the ETF (or the Underlying Index). In addition, the publisher of the Underlying Index may discontinue or suspend calculation or publication of such index or the ETF may be delisted from its relevant exchange or liquidated or otherwise terminated at any time. Any of these actions could adversely affect the value of the Notes.

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Historical Performance of the Reference Asset Should Not Be Taken as Any Indication of the Future Performance of the Reference Asset Over the Term of the Notes—The historical performance of the Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Asset.

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The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market. The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

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The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes. The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

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The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions. The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes. The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions (see “Many Economic and Market Factors Will Impact the Value of the Notes” below), and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•

The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes. Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•

We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest. We and our affiliates establish the offering price of the Notes for

PPS-13

initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•

Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above under “We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest”, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

[Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Coupons (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.]

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day and the factors set forth above, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate, if any, on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-14

DESCRIPTION OF THE ETF

General

We have derived all information contained in this pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the ETF’s prospectus, dated May 1, 2013, as revised on June 10, 2013, and other publicly available information. Such information reflects the policies of, and is subject to change by, Van Eck Associates Corporation (“Van Eck”), the adviser to the ETF. The ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the Underlying Index. Shares of the ETF trade on the NYSE Arca, Inc. under the ticker symbol “GDX”.

Market Vectors ETF Trust (the “Trust”) is a registered investment company that consists of numerous separate investment portfolios, including the ETF. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file number 333-123257 or CIK number 0001137360. In addition, information about the Trust and the ETF may be obtained from other sources, including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and Van Eck’s website at www.vaneck.com. We have not undertaken any independent review or due diligence of the SEC filings related to the ETF, any information contained on Van Eck’s website, or of any other publicly available information about the ETF. Information contained in outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the Underlying Index, which includes the common stocks and American Depositary Receipts (“ADRs”) of companies involved in the gold mining industry. For more information about the Underlying Index, see “Underlying Index” below.

The ETF uses a “passive” or indexing investment approach where it attempts to approximate the investment performance of the Underlying Index by investing in a portfolio of securities that generally replicates the Underlying Index. The ETF normally invests at least 80% of its total assets in securities that comprise the Underlying Index. The ETF may also utilize convertible securities and participation notes to seek performance that corresponds to the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation while the ETF is an actual investment portfolio. The performance of the ETF and the Underlying Index may vary due to transaction costs, non-U.S. currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the ETF’s portfolio and the Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to the ETF but not to the Underlying Index or to the use of passive indexing. “Tracking error” is the difference between the performance (return) of the ETF’s portfolio and that of the Underlying Index. Van Eck expects that, over time, the correlation between the ETF’s portfolio and that of the Underlying Index before fees and expenses will be 95% or better.

Industry Concentration Policy

The ETF may concentrate its investments in a particular industry or group of industries to the extent that the Underlying Index concentrates on an industry or group of industries.

Holdings Information

The holding information for the ETF is updated on a daily basis. As of June 30, 2013, the ETF’s top holdings by weight were the stocks of Goldcorp Inc. (13.76%), Barrick Gold Corporation (10.72%), Newmont Mining Corp. (10.17%), Yamana Gold Inc. (4.91%), Silver Wheaton Corporation (4.88%), Randgold Resources Limited (4.87%), Anglo-Eagle Mines Ltd. (4.72%), AngloGold Ashanti Ltd. (4.52%), Kinross Gold Corporation (4.52%), and Gold Fields Ltd. (4.49%). For more information about the ETF’s holdings, please consult the ETF’s prospectus and other publicly available information regarding the ETF.

The Underlying Index

All disclosures contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, NYSE Arca, the sponsor of the Underlying Index. NYSE Arca, which owns the copyright and all other rights to the Underlying Index, has no obligation to continue to publish, and may discontinue publication of, the Underlying Index.

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The Underlying Index is a modified market capitalization weighted index comprised of securities issued by publicly traded companies involved primarily in the mining of gold or silver. The Underlying Index was initially launched and published in October 2004.

Eligibility Criteria for Index Components

The Underlying Index includes common stocks or ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange, the NYSE Amex Stock Exchange or quoted on the NASDAQ Global Market. Only companies with a market capitalization of greater than $100 million that have an average daily trading volume of at least 50,000 shares or ADRs over the past six months are eligible for inclusion in the Underlying Index. NYSE Arca has the discretion to not include all companies that meet the minimum criteria for inclusion.

Calculation of the Underlying Index

The Underlying Index is calculated by NYSE Arca on a price return basis. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the Underlying Index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below. The level of the Underlying Index was set at 500.00 on December 20, 2002, which is the index base date. The Underlying Index is calculated using the following formula:

Where:

t = day of calculation;

N = number of constituent equities in the Underlying Index;

Qi,t = number of shares of equity i on day t;

Mi,t = multiplier of equity i;

Ci,t = price of equity i on day t; and

DIV = current index divisor on day t.

Index Maintenance

The Underlying Index is reviewed quarterly to ensure that at least 90% of the Underlying Index weight is accounted for by Index components that continue to meet the initial eligibility requirements. NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Underlying Index. Components will be removed from the Underlying Index during the quarterly review if the market capitalization falls below $50 million or the traded average daily shares for the previous six months is lower than 25,000 shares.

At the time of the quarterly rebalance, the component security weights (also referred to as the multiplier or share weight of each component security) will be modified to conform to the following asset diversification requirements:

(1) the weight of any single component security may not account for more than 20% of the total value of the Underlying Index;

(2) the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the Underlying Index. Large securities are defined as having a starting Index weight greater than or equal to 5%. Small securities are defined as having a starting Index weight below 5%; and

(3) the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the Underlying Index may not account for more than 50% of the total Index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the Underlying Index’s diversification rules.

Diversification Rule 1: If any component stock exceeds 20% of the total value of the Underlying Index, then all stocks greater than 20% of the Underlying Index are reduced to represent 20% of the value of the Underlying Index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the Underlying Index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the Underlying Index value and the redistribution is repeated.

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Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are those that are under 5% (after any adjustments for Diversification Rule 1). Each group in aggregate will represent 50% of the final index weight. The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 50% of the Underlying Index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Changes to the Underlying Index composition and/or the component security weights in the Underlying Index are determined and announced prior to taking effect, which typically occurs after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly Index rebalance. The share weight of each component security in the Underlying Index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the Underlying Index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition. NYSE Arca may substitute securities or change the number of securities included in the Underlying Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the Underlying Index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the Underlying Index, the Underlying Index divisor may be adjusted to ensure that there are no changes to the Underlying Index level as a result of nonmarket forces.

Historical Performance of the Market Vectors® Gold Miners ETF

The following table sets forth the high and low intraday prices, as well as end-of-quarter Closing Prices, of one share of the Market Vectors® Gold Miners ETF during the periods indicated below. These historical trading prices may reflect certain anti-dilution adjustments that the ETF may have been subject to during the periods indicated.

Quarter/Period Ending	Quarterly High (USD)	Quarterly Low (USD)	Quarterly Close (USD)
March 31, 2008	56.29	46.50	47.75
June 30, 2008	51.40	42.38	48.52
September 30, 2008	50.84	27.95	34.08
December 31, 2008	33.96	16.38	33.88
March 31, 2009	38.57	28.20	36.88
June 30, 2009	44.55	30.95	37.76
September 30, 2009	48.00	35.14	45.29
December 31, 2009	54.78	41.87	46.21
March 31, 2010	50.17	40.22	44.41
June 30, 2010	54.07	46.36	51.96
September 30, 2010	56.66	47.09	55.93
December 31, 2010	63.80	54.28	61.47
March 31, 2011	60.79	53.12	60.06
June 30, 2011	63.95	51.80	54.59
September 30, 2011	66.69	53.75	55.19
December 30, 2011	63.32	50.07	51.43
March 30, 2012	57.47	48.75	49.57
June 29, 2012	50.37	39.34	44.77
September 28, 2012	54.81	40.70	53.71
December 31, 2012	54.25	44.85	46.39
March 30, 2013	47.09	35.91	37.85
June 28, 2013	37.45	22.22	24.41
July 10, 2013*	24.89	22.90	23.19

*	For the period commencing July 1, 2013 and ending on July 10, 2013

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The following graph sets forth the historical performance of the Market Vectors® Gold Miners ETF. based on daily Closing Prices from January 2, 2008 through July 10, 2013. The Closing Price of one share of the Market Vectors® Gold Miners ETF on July 10, 2013 was $23.19.

We obtained the historical trading price information set forth above from Bloomberg, L.P., without independent verification. The historical performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset during the term of the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule

424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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